Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
CenturyTel, Inc.:

We consent to the incorporation by reference into the Registration Statement on Form S-8 of CenturyTel, Inc. relating to the issuance of up to 100,000 shares of common stock pursuant to the CenturyTel Security Systems, Inc. 401(k) Plan of (1) our report dated January 26, 2001, relating to the consolidated balance sheets of CenturyTel, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and related financial statement schedules, which report appears in the 2000 Annual Report on Form 10-K of CenturyTel, Inc. and (2) our report dated June 29, 2001 relating to the statement of assets available for benefits as of December 31, 2000 and September 30, 2000 and the related statement of changes in assets available for benefits for the three-month period ended December 31, 2000, which report appears in the 2000 Annual Report on Form 11-K of CenturyTel Security Systems, Inc. 401(k) Plan.

/S/ KPMG LLP

Shreveport, Louisiana
July 10, 2001